MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

among

EDGEWELL PERSONAL CARE, LLC,
as the Seller,

EDGEWELL PERSONAL CARE COMPANY,
as Guarantor

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as the Purchaser

Dated as of September 15, 2017

Table of Contents

Schedule A     Approved Obligors
Schedule B     UCC Information
Schedule C    Electronic Services Schedule

Exhibit A    Form of Servicing Report

MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT, dated as of September 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among EDGEWELL PERSONAL CARE, LLC, a Delaware limited liability company (the “Seller”), EDGEWELL PERSONAL CARE COMPANY, a Missouri corporation (the “Guarantor”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (the “Purchaser”).

RECITAL:
From time to time during the term hereof, the Seller may sell accounts receivable to the Purchaser, and the Purchaser may in its sole discretion agree to purchase such accounts receivable from the Seller, in each case, on the terms and subject to the conditions set forth in this Agreement.

SECTION 1.	DEFINITIONS AND INTERPRETATION.
Section 1.1.    Definitions. In this Agreement, the following terms shall have the meanings ascribed thereto:
“Accrued Aggregate Unreimbursed Purchase Discount” means, in relation to a given Settlement Date, the portion of the Aggregate Unreimbursed Purchase Discount accrued during the immediately preceding Settlement Period.
“Actual Dilution Amount” means with respect to any Purchased Receivable all Dilutions (including Disputes) related to such Purchased Receivable, other than Dilutions taken into account in determining the Purchase Price (or Adjusted Purchase Price, if applicable) of such Purchased Receivable as of the Purchase Date.
“Adjusted Discount” means, with respect to any Purchased Receivable for a Settlement Period, an amount determined as follows:
“Adjusted Discount” = (NFV – Dres) x DRate x (Days / 360), in which:

Term	Definition
“NFV” equals	Net Face Value of such Receivable as of the first day of such Settlement Period
“DRate” equals	Adjusted Discount Rate applicable to such Receivable
“DRes” equals	Dilution Reserve applicable to such Receivable
“Days” equals	Number of days in such Settlement Period

“Adjusted Discount Rate” means, with respect to any Receivable for a Settlement Period, a rate per annum equal to the sum of (i) LIBOR as determined by the Purchaser for an assumed interest period of 30 days commencing two (2) Business Days prior to the first day of such Settlement Period, plus (ii) the Applicable Margin for the Obligor of such Receivable.
“Adjusted Purchase Price” as defined in Section 2.2.

“Adverse Claim” means any mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any Person or any other type of adverse claim or preferential arrangement having a similar effect (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), in each case other than as arising under this Agreement.
“Affiliate” means any Person controlling, controlled by or under common control with, the Seller.
“Aggregate Unreimbursed Purchase Discount” means, as of any Reconciliation Date, with respect to all outstanding Purchased Receivables for which the Purchaser elected, in accordance with Section 2.2, not to deduct the Discount from the Net Face Value when calculating the Purchase Price or Adjusted Purchase Price of such Purchased Receivables, an amount equal to the aggregate of all Adjusted Discounts for such Purchased Receivables for the Settlement Period ending on such Reconciliation Date, which Adjusted Discounts otherwise have not been paid by the Seller to the Purchaser by deposit into the Purchaser’s Account.
“Agreement” as defined in the preamble hereto.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 and the rules and regulations promulgated thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to the Seller, the Guarantor or any of their respective Subsidiaries concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means the PATRIOT Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act, and the rules and regulations promulgated thereunder, and corresponding laws of the jurisdictions in which the Seller, the Guarantor or any of their respective Subsidiaries operate or in which the proceeds of any purchase of Receivables under this Agreement will be used.
“Applicable Margin” means for each Approved Obligor, the rate per annum set forth under the heading “Applicable Margin” for such Approved Obligor on Schedule A, as adjusted from time to time as mutually agreed in writing by the Seller and the Purchaser.
“Approved Obligor” means each Obligor listed on Schedule A, as such list may be amended from time to time to add or delete any Obligor (including a subsidiary of an Obligor), as mutually agreed in writing by the Seller and the Purchaser.
“Approved Obligor Buffer Period” means for each Approved Obligor, the number of days set forth under the heading “Approved Obligor Buffer Period” for such Approved Obligor on Schedule A, as adjusted from time to time, based on the payment history of the Receivables of such Approved Obligor, as mutually agreed in writing by the Seller and the Purchaser.
“Approved Obligor Sublimit” means for each Approved Obligor, the amount set forth under the heading “Approved Obligor Sublimit” for such Approved Obligor on Schedule A, as adjusted from time to time as mutually agreed in writing by the Seller and the Purchaser.
“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with determining LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Closing Date” means, subject to Section 8.1, the date of this Agreement.

“Collection Date” means, with respect to any Purchased Receivable, the date, following payment by or on behalf of the Obligor of Collections representing the final balance thereon (reflecting any Actual Dilution Amount), on which all such Collections with respect to such Purchased Receivable have been received by the Purchaser, including (if applicable) the date on which such Purchased Receivable is repurchased in full pursuant to Section 11.
“Collections” means, with respect to any Purchased Receivable, all payments made on such Purchased Receivable and any other payments, receipts or recoveries received by or on behalf of the Seller with respect to such Purchased Receivable.
“Contract” means, with respect to any Receivable, the applicable contract or purchase order with respect to such Receivable between the Seller and the applicable Approved Obligor, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Deferred Purchase Price” means, with respect to each Purchased Receivable on any date, an amount equal to the difference between (i) the Dilution Reserve as in effect for a Purchased Receivable on the date such Purchased Receivable was sold by the Seller to the Purchaser, minus (ii) the Actual Dilution Amount on such date; provided, that, if such difference is a negative number, then the Deferred Purchase Price shall be zero.
“Dilution” means, with respect to any Receivable, the aggregate amount of any reductions or adjustments in the amount of such Receivable as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, any failure to provide services or any credit, rebate, sales allowance, discount or other adjustment or setoff, but excluding any reduction or adjustment arising out of or relating to non-payment of any Purchased Receivable to the extent such non-payment results from an Insolvency Event of the applicable Approved Obligor or the financial inability of the Obligor to pay such Purchased Receivable on the applicable Maturity Date.
“Dilution Reserve” means, with respect to any Receivable, 10.0% of the Net Face Value of such Receivable as of the applicable Purchase Date, as such percentage may be adjusted from time to time as mutually agreed in writing by the Seller and the Purchaser.
“Dilution Reserve Deficit” as defined in Section 2.2(c).
“Dilution Reserve Deficit Payment Date” means, with respect to a Purchased Receivable for which there is a Dilution Reserve Deficit, the earlier of (x) the Settlement Date immediately following the Settlement Period during which the Collection Date with respect to such Receivable occurred, or (y) the Settlement Date immediately following the 50th calendar day after the Maturity Date thereof.
“Dilution Reserve Surplus” as defined in Section 2.2(c).
“Dilution Reserve Surplus Payment Date” means, with respect to a Purchased Receivable for which there is a Dilution Reserve Surplus, the Settlement Date immediately following the Settlement Period during which the Collection Date with respect to such Receivable occurred; provided that if the Collection Date with respect to such Receivable does not occur solely as a result of an Insolvency Event of the Obligor thereof or the financial inability of such Obligor to pay such Purchased Receivable, Dilution Reserve Surplus Payment Date shall mean the date after the Maturity Date of such Receivable on which the Purchaser reasonably determines that all Dilutions (including Disputes) with respect to all outstanding Purchased Receivables have been determined.

“Discount” means, with respect to any Receivable, the amount determined as the “Discount” in the calculation of the Purchase Price for such Receivable pursuant to Section 2.2.
“Discount Period” means, with respect to any Receivable, the number of days from (and including) the date on which the Purchase Price of such Receivable is paid to (but not including) the date which is the number of days after the Maturity Date of such Receivable equal to the Approved Obligor Buffer Period for the Approved Obligor of such Receivable.
“Discount Rate” means, with respect to any Receivable, a rate per annum equal to the sum of (i) LIBOR as determined by the Purchaser for a period equal to the Discount Period applicable to such Receivable determined as of two (2) Business Days prior to the date on which the Purchase Price for such Receivable is paid, plus (ii) the Applicable Margin for the Obligor of such Receivable.
“Dispute” means, with respect to any Receivable, any Dilution with respect to such Receivable (other than any Dilutions specifically taken into account in determining the Purchase Price (or Adjusted Purchase Price, if applicable) for such Receivable), or any claim, offset, defense, counterclaim, discount, allowance, or warranty issue of any kind between the Seller and the applicable Approved Obligor (or any of their respective affiliates) relating to such Receivable, including, without limitation, any products liability claim arising out of or in connection with such Receivable.
“Dollar” and “$” means the lawful currency of the United States of America.
“Edgewell Credit Agreement” means the Credit Agreement, dated as of June 1, 2015, among Edgewell Personal Care Company, certain of its subsidiaries, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, and any other credit agreement, indenture, note purchase agreement or other agreement replacing or refinancing same in whole or in part, in each instance, as amended, restated, modified or supplemented from time to time.
“Existing Depositary Account” means JPMorgan Chase Bank, N.A. (ABA XXXXXXXXX) deposit account number XXXXXXXXX.
“Final Collection Date” means the Business Day following the termination of purchases under this Agreement on which all amounts to which the Purchaser shall be entitled in respect of Purchased Receivables and all other amounts owing to the Purchaser hereunder and under the other Purchase Documents are paid in full (other than unasserted, contingent indemnification obligations).
“Final Maturity Date” means the Maturity Date of the last outstanding Purchased Receivable.
“Funded Amount” means, as of any date of determination, the difference between (a) the sum of all Purchase Prices or Adjusted Purchase Prices paid hereunder and (b) the sum of all Collections and payments of Dilution Reserve Deficit actually received by the Purchaser by deposit into the Purchaser’s Account; provided, however, that Collections on any Purchased Receivable in excess of such Receivable’s Net Adjusted Face Value shall be disregarded for the purpose of clause (b).
“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.
“Goods” means, with respect to any Receivable, those goods sold by the Seller to the applicable Approved Obligor and any related services provided by the Seller to such Approved Obligor pursuant to the applicable Contract.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantor” as defined in the preamble hereto.
“Indemnified Liabilities” as defined in Section 13.1.
“Indemnified Party” as defined in Section 13.1.
“Insolvency Event” means, with respect to any Person, such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); or (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; or (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; or (iv) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditor’s rights, or a petition is presented for its winding‑up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof; or (v) has a resolution passed for its winding‑up, official management or liquidation; or (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; or (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter, or (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive), or (ix) takes any corporate or other organizational action to authorize any of the foregoing.
“Invoice” means, with respect to any Receivable, the invoice with respect to such Receivable issued by the Seller to the applicable Approved Obligor for the payment for the applicable Goods supplied or related services provided pursuant to the applicable Contract.
“Late Payment Amount” as defined in Section 3.1.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
“LIBOR” means the rate established by the Purchaser (calculated on the basis of actual days elapsed over a 360-day year) equal to the London interbank offered rate, as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate) appearing on the Reuters page that displays such rate (such page currently being the LIBOR01 page) as of 1:00 p.m. (London time) two London business days immediately preceding the related Purchase Date with respect to a Purchased Receivable for the period matching the Discount Period for the Purchased Receivable or in any other case, two London business days immediately preceding the first day for which such rate is accruing, for a period matching the period over which such rate has accrued; provided, however, if a Discount Period or such other period does not match an available LIBOR quotation, then the Purchaser shall determine LIBOR for the purpose of such Discount Period or other period by linear interpolation of the nearest two LIBOR rates. In the event that such rate does not appear on such page or service at such time, “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Dollars in the London interbank market as may be selected by the Purchaser and, in the absence of availability, such other method to determine such offered rate as may be selected by the Purchaser in its commercially reasonable judgment. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.
“Maturity Date” means, with respect to any Receivable, the date on which such Receivable becomes due and payable as set forth in the applicable Invoice.
“Maximum Facility Amount” means $150,000,000.
“Maximum Funded Amount” means the lesser of (a) the Total Outstanding Amount for all Purchased Receivables and (b) the Maximum Facility Amount.
“Net Adjusted Face Value” means, with respect to any Receivable, the sum of (i) the Net Face Value of such Receivable, minus (ii) the Dilution Reserve for such Receivable (provided, that the Dilution Reserve shall be deemed to be zero for the purpose of clause (ii) if an Insolvency Event has occurred with respect to the Approved Obligor thereof).
“Net Face Value” means, with respect to any Receivable, the amount payable by the applicable Approved Obligor under the applicable Invoice, net of any Taxes and (without duplication) any Dilutions (other than the Dilution Reserve) specifically taken into account in determining the Purchase Price (or Adjusted Purchase Price, if applicable) for such Receivable as of the applicable Purchase Date.
“Non-Payment Event” as defined in Section 5.4.
“Non-Payment Report” as defined in Section 5.4.
“Obligor” means, with respect to any Receivable, the Person that is obligated to make payments in respect of such Receivable pursuant to the applicable Contract.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury, or any successor thereto.
“Overdue Receivable” as defined in Section 5.4.
“PATRIOT Act” as defined in Section 13.17.
“Payment Amount” means, as of any given Reconciliation Date, an amount equal to:
(i)    the Maximum Funded Amount on such Reconciliation Date; minus
(ii)    the Funded Amount as of the immediately preceding Settlement Date; minus
(iii)    the Accrued Aggregate Unreimbursed Purchase Discount on such Reconciliation Date; plus
(iv)    any Servicing Fee payable to the Seller on such Reconciliation Date; plus

(v)    any other amounts owing to the Seller by the Purchaser under this Agreement on such Reconciliation Date (including, without limitation, any Dilution Reserve Surplus and Deferred Purchase Price); minus
(vi)    any other amounts owing to the Purchaser by the Seller under this Agreement on such Reconciliation Date (including, without limitation, any Dilution Reserve Deficit and Repurchase Price).
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Prime Commercial Rate” means the rate of interest most recently published in the Money Rates section of The Wall Street Journal from time to time as the Prime Rate in the United States of America or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Purchaser) or any similar release by the Federal Reserve Board (as determined by the Purchaser). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“PrimeRevenue System” means the Purchaser’s communication tool accessible via the internet to enable clients to offer various receivables for sale to the Purchaser and for the loading, approval and monitoring of such receivables on a platform, the terms of use of which are set out in Schedule C.
“Purchase Date” means with respect to any Purchased Receivable, the date on which such Purchased Receivable was purchased by the Purchaser in accordance with the terms and conditions hereof.
“Purchase Date Payment” as defined in Section 2.2(a).
“Purchase Document” means each of this Agreement, and each Servicing Report, together with all other documents, instruments or agreements executed and delivered or submitted via the PrimeRevenue System to or for the benefit of the Purchaser in connection herewith.
“Purchase Price” means, with respect to any Receivable, the amount determined as the “Purchase Price” pursuant to Section 2.2.
“Purchased Receivable” means a Receivable purchased by the Purchaser in accordance with the terms and conditions hereof; provided that a Receivable purchased hereunder and subsequently repurchased by the Seller pursuant to the terms and conditions hereof shall, upon the Repurchase Date therefor and upon receipt by the Purchaser of the Repurchase Price therefor, cease to be a Purchased Receivable.
“Purchaser” as defined in the preamble hereto.
“Purchaser’s Account” means the account of the Purchaser located at The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (ABA XXX-XXX-XXX), Swift address XXXXXXXX, account name “XXX” with account number XXXXXXXX and reference name “Edgewell Personal Care”, or such other account as notified to the Seller from time to time by the Purchaser in writing.

“Receivable” means the monetary obligation of an Obligor to the Seller arising under a Contract which is evidenced by an Invoice (including the right to receive payment of any interest or finance charges or other liabilities of such Obligor under such Contract), all Related Assets with respect thereto, and all Collections and other proceeds with respect to the foregoing.
“Reconciliation Date” as defined in Section 6.1.
“Related Assets” means, with respect to any Receivable (i) all related rights and remedies under or in connection with the applicable Contract, including bills of lading, bills of exchange, promissory notes and accessions, (ii) all guaranties, suretyships, letters of credit, security, liens and other arrangements supporting payment thereof, (iii) all applicable Sales Records (including electronic records), (iv) all related insurance, and (v) all proceeds of the foregoing.
“Remittance Account” means the account of the Seller located at JPMorgan Chase Bank, N.A. (ABA XXXXXXXXX) with account number XXXXXXXXX, or such other account as notified to the Purchaser from time to time by the Seller in writing.
“Repurchase Date” means, with respect to any Purchased Receivable, the date on which such Purchased Receivable is repurchased by the Seller in accordance with the terms and conditions hereof.
“Repurchase Event” means, with respect to any Purchased Receivable: (i) any representation or warranty made by the Seller in Section 9.2 with respect to such Purchased Receivable shall be inaccurate, incorrect or untrue on any date as of which it is made or deemed to be made; (ii) a Dispute shall have occurred with respect to such Purchased Receivable; (iii) an Adverse Claim shall exist with respect to such Purchased Receivable; (iv) a breach by the Seller of its obligations under Section 4.3 with respect to such Purchased Receivable; or (v) the assignment or purported assignment of such Purchased Receivable by the Seller to the Purchaser is or becomes invalid or unenforceable (whether against the Approved Obligor of such Purchased Receivable or otherwise) for any reason other than the creditworthiness of the Approved Obligor, including, without limitation, an Insolvency Event of the applicable Approved Obligor or the financial inability of such Approved Obligor to pay such Purchased Receivable on the applicable Maturity Date.
“Repurchase Price” means, with respect to any Purchased Receivable, the amount determined as the “Repurchase Price” for such Purchased Receivable pursuant to Section 11.1.
“Retained Obligations” as defined in Section 4.2.
“Retired Invoice” means an Invoice with an outstanding balance that has been reduced to zero in the Seller’s accounting records, whether as a result of the payment of such invoice, any reduction or adjustment of the balance of such invoice, or any combination thereof.
“Sales Records” means, with respect to any Receivable, the accounts, all sales ledgers, purchase and sales day books, sales invoices, supply contracts and other related books and records of the Seller relating to an Approved Obligor and on an individual Receivable basis for the purpose of identifying amounts paid or to be paid in respect of such Receivable.
“Sanctioned Country” means a country or territory that is or whose government is subject to a sanctions program that broadly prohibits dealings with that country, territory or government.
“Sanctioned Person” means, at any time, any Person (a) that is listed on the Specially Designated Nationals and Blocked Persons list or the Consolidated Sanctions list maintained by OFAC, or any similar list maintained by OFAC, the U.S. Department of State, the European Union, any European Union member state or the United Nations Security Council; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country or (d) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions Laws.
“Sanctions Laws” means the laws, rules, regulations and executive orders promulgated or administered to implement economic sanctions or anti-terrorism programs by (a) any U.S. Governmental Authority (including, without limitation, OFAC), including Executive Order 13224, the PATRIOT Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act and the laws, regulations, rules and/or executive orders relating to restrictive measures against Iran; (b) the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; (c) the United Nations Security Council or any other legislative body of the United Nations; and (d) any jurisdiction in which the Seller, the Guarantor or any of their respective Subsidiaries operate or in which the proceeds of any purchase of Receivables under this Agreement will be used.
“Seller” as defined in the preamble hereto.
“Servicing Fee” as defined in Section 5.1.
“Servicing Report” means a servicing report in the form of Exhibit A or otherwise in form and substance satisfactory to the Purchaser and the Seller.
“Settlement Date” means each Thursday; provided, however, that if a Settlement Date falls on a day that is not a Business Day, then the Settlement Date shall be the next following Business Day.
“Settlement Period” means the period from (and including) one Reconciliation Date to (but excluding) the immediately following Reconciliation Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Taxes” means all present and future income and other taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature imposed by any fiscal authority, together with any interest thereon and any penalties with respect thereto and any payments made on or in respect thereof; and “Taxation” and “Tax” shall be construed accordingly.
“Total Outstanding Amount” means, as of any date of determination, either:
(a)     if such amount is being determined for all Purchased Receivables for all Approved Obligors, the result of (i) the sum of the Net Adjusted Face Values of all Purchased Receivables (for each Purchased Receivable, such Net Adjusted Face Value being determined as of such date) in respect of which the Purchaser has not received payment in full, minus (ii) all Collections and payments of Dilution Reserve Deficit received and deposited in the Purchaser’s Account in connection with such Purchased Receivables; provided, however, that Collections on such Purchased Receivable in excess of such Purchased Receivable’s Net Adjusted Face Value shall be disregarded unless an Insolvency Event has occurred with respect to the Approved Obligor thereof; or
(b)     if such amount is being determined for Purchased Receivables of any particular Approved Obligor, the result of (i) the sum of the Net Adjusted Face Value of all Purchased Receivables of such Approved Obligor (for each such Purchased Receivable, such Net Adjusted Face Value being determined as of such date) in respect of which the Purchaser has not received payment in full, minus (ii) all Collections and payments of Dilution Reserve Deficit received and deposited in the Purchaser’s Account in connection with such Purchased Receivables of such Approved Obligor; provided, however, that Collections on such Purchased Receivable in excess of such Purchased Receivable’s Net Adjusted Face Value shall be disregarded unless an Insolvency Event has occurred with respect to the Approved Obligor thereof.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Purchaser is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UCC Information” means the information set forth on Schedule B.
Section 1.2.    Interpretation. In this Agreement, unless otherwise indicated, (a) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (b) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement, (c) all references to particular Sections, Exhibits or Schedules are references to the Sections, Exhibits or Schedules, as the case may be, of this Agreement, (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein, and (e) reference to any Person includes such Person’s successors and legal assigns.

SECTION 2.	PURCHASE AND SALE; UNCOMMITTED ARRANGEMENT; TERM.
Section 2.1.    Offer to Purchase; Purchase and Sale. On the date that is two (2) Business Days prior to the Closing Date, the Seller will submit to the Purchaser the initial Servicing Report and details of the Receivables to be included in the initial purchase, in the manner and as more fully described in Section 6.1, and simultaneously with the submission of such Servicing Report and Receivables information, the Seller will be deemed to offer to the Purchaser, and subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2, the Purchaser will purchase from the Seller on the Closing Date, without any further action on the part of the Seller, all of the Seller’s right, title and interest in and to all outstanding Receivables of the Seller specified on such Servicing Report and in the related Receivables information. On each Business Day following the Closing Date during the term of this Agreement, Seller will be deemed to offer to the Purchaser and, subject to the satisfaction of the conditions set forth in Section 8.2, the Purchaser will be deemed to purchase from the Seller, without any further action on the part of the Seller, all of the Seller’s right, title and interest in and to all outstanding Receivables of the Seller that satisfy the representations and warranties set forth in Section 9.2 and that have not previously been acquired by the Purchaser hereunder. The deemed offer by the Seller to sell, assign and transfer all of its right, title and interest in and to all outstanding Receivables of the Seller that have not previously been acquired by the Purchaser hereunder is irrevocable and unconditional on the part of the Seller and shall occur (without any further action by the Seller) on each Business Day during the term of this Agreement.
Section 2.2.    Purchase Price; Dilution Reserve.
(a)    The Purchaser shall pay to the Seller a purchase price (the “Purchase Price”) for each Purchased Receivable purchased on each Purchase Date calculated as follows:
PP = NFV – Discount, in which “Discount” = (NFV – Dres) x DRate x (DP / 360), in which:

Term	Definition
“PP” equals	Purchase Price of such Receivable
“NFV” equals	Net Face Value of such Receivable as of such Purchase Date
“DRate” equals	Discount Rate applicable to such Receivable
“DRes” equals	Dilution Reserve applicable to such Receivable
“DP” equals	Discount Period applicable to such Receivable

Notwithstanding the foregoing, the Purchaser may, in its sole and absolute discretion, elect to purchase a Receivable for an amount equal to such Receivable’s Net Face Value (such amount, the “Adjusted Purchase Price”), without reducing such amount by the Discount applicable to such Receivable. In this event, the Seller shall pay the Adjusted Discount to the Purchaser in weekly installments, and an amount equal to the Accrued Aggregate Unreimbursed Purchase Discount for such Purchased Receivable will be payable by the Seller on each Settlement Date until such time as such Purchased Receivable has been paid in full or is otherwise treated as a Retired Invoice in accordance with the Seller’s accounting practices and procedures.
Such Purchase Price (or Adjusted Purchase Price, if applicable) for such Purchased Receivable shall be payable as follows: (i) an initial payment equal to the Purchase Price (or Adjusted Purchase Price, if applicable) thereof minus the Dilution Reserve shall be paid on the date determined pursuant to Section 2.2(b) (the “Purchase Date Payment”), and (ii) a second installment equal the Deferred Purchase Price for such Purchased Receivable shall be paid on the Dilution Reserve Deficit Payment Date or the Dilution Reserve Surplus Payment Date in the manner set forth in Section 2.2(d).
(b)    The Purchase Date Payment shall be payable by the Purchaser to the Seller by deposit into the Remittance Account on the Settlement Date immediately following the Settlement Period during which such Purchased Receivable was purchased; provided, that the Purchase Date Payment for any such Receivables purchased on the Closing Date shall be payable on the Closing Date. Notwithstanding the foregoing, the Purchase Date Payment shall be subject to netting and set-off as provided for under Section 5.6.
(c)    As used herein, “Dilution Reserve Deficit” means, on any date, the excess, if any, of the Actual Dilution Amount of such Purchased Receivable on such date minus the Dilution Reserve of such Purchased Receivable on the date such Purchased Receivable was sold by the Seller to the Purchaser, and “Dilution Reserve Surplus” means, on any date of determination, the excess, if any, of the Dilution

Reserve of such Purchased Receivable on the date such Purchased Receivable was sold by the Seller to the Purchaser minus the Actual Dilution Amount of such Purchased Receivable on such date of determination.
(d)    On the Dilution Reserve Deficit Payment Date with respect to a Purchased Receivable for which there is a Dilution Reserve Deficit, the Seller shall pay to the Purchaser an amount equal to such Dilution Reserve Deficit for such Purchased Receivable, and the Seller’s obligation to pay the Dilution Reserve Deficit shall be subject to netting and set-off as provided for under Section 5.6. On the Dilution Reserve Surplus Payment Date with respect to a Purchased Receivable for which there is a Dilution Reserve Surplus, the Purchaser shall pay to the Seller an amount equal to such Dilution Reserve Surplus for such Purchased Receivable, and the Purchaser’s obligation to pay the Dilution Reserve Surplus shall be subject to netting and set-off as provided for under Section 5.6.
Section 2.3.    UNCOMMITTED ARRANGEMENT. THE SELLER ACKNOWLEDGES THAT THIS IS AN UNCOMMITTED ARRANGEMENT, THAT THE SELLER HAS NOT PAID, OR IS NOT REQUIRED TO PAY, A COMMITMENT FEE OR COMPARABLE FEE TO THE PURCHASER, AND THAT THE PURCHASER HAS NO CONTINUING OBLIGATION TO PURCHASE ANY RECEIVABLE FROM THE SELLER, REGARDLESS OF WHETHER THE CONDITIONS SET FORTH HEREIN ARE SATISFIED.
Section 2.4.    Term. Purchases of Receivables under this Agreement may be effected during the period from the Closing Date until September 14, 2018, which date shall be automatically extended for annual 364‑day terms unless the Seller provides written notice to the Purchaser or the Purchaser provides written notice to the Seller not less than thirty (30) days prior to the expiration of the then applicable annual term, that such Person does not intend to extend the term of this Agreement. In addition, either the Purchaser or the Seller may terminate this Agreement for convenience at any time after the initial 364‑day term by thirty days prior written notice to the other party. Notwithstanding the foregoing, all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect so long as any Purchased Receivables remain outstanding.
Section 2.5.    Aggregate Unreimbursed Purchase Discount. The Aggregate Unreimbursed Purchase Discount shall be payable in full by the Seller on the Final Maturity Date. The parties hereto agree that the Seller’s obligation to pay the Aggregate Unreimbursed Purchase Discount is not credit recourse for any failure of an Approved Obligor to pay the full outstanding balance of any Purchased Receivable, but rather is an obligation to reimburse the Purchaser for electing not to deduct the Discount from the Purchase Price with respect to the applicable Purchased Receivables for the purpose of administrative convenience.
Section 2.6.    Payment Amount. On each Settlement Date, the Purchaser shall (by reference to the Servicing Report delivered by the Seller to the Purchaser on the immediately preceding Reconciliation Date) determine the Maximum Funded Amount and the Payment Amount, and shall notify the Seller of the same. Following the determination of the Payment Amount, and in accordance with Section 5.6, on each Settlement Date (x) if the Payment Amount is positive, the Purchaser shall pay the full amount thereof to the Seller, and (y) if the Payment Amount is negative, the Seller shall pay the full absolute value thereof to the Purchaser by deposit into the Purchaser’s Account.

SECTION 3.	PAYMENTS.
Section 3.1.    Late Payment Amount. In the event that any amount payable by the Seller hereunder or under any of the other Purchase Documents remains unpaid for any reason for two (2) Business Days after the Purchaser provides notice to the Seller that such amounts are past due, the Purchaser shall charge, and the Seller shall pay, an amount (the “Late Payment Amount”) equal to (x) such unpaid amount due from the Seller to the Purchaser during the period from (and including) the due date thereof to, but excluding the date payment is received by the Purchaser in full, times (y) a rate per annum equal to the Prime Commercial Rate, computed on the basis of a 360 day year, and for actual days elapsed. Late Payment Amounts shall be payable on demand and, if no prior demand is made, on the last Business Day of each calendar month.
Section 3.2.    Payments Generally. All payments to be made under any Purchase Document or in respect of a Purchased Receivable shall be made in immediately available funds. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day unless such Business Day would fall into a new calendar month, in which case such payment shall be due on the preceding Business Day, and interest calculations, if any, shall be adjusted accordingly for such later or earlier payment. All amounts payable by the Seller to the Purchaser pursuant to or in connection with any Purchase Document shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by Law, and shall be paid on the date such amount is due no later than 11:00 a.m. (New York City time) to the Purchaser’s Account. Any amount to be paid by the Purchaser to the Seller under any Purchase Document shall be paid to the Seller by deposit into the Remittance Account.

SECTION 4.	NATURE OF FACILITY.
Section 4.1.    True Sale. The parties hereto agree that each purchase and sale of Receivables under this Agreement is intended to be an absolute and irrevocable transfer constituting a “true sale” for bankruptcy law purposes, without recourse by the Purchaser to the Seller for the creditworthiness of any Obligor, and except as expressly set forth in Sections 11, 12, 13.1 or 13.2. The parties hereto have structured the transactions contemplated by this Agreement as a sale, and each party hereto agrees to treat each such transaction as a “true sale” for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). The Seller and the Guarantor will advise all persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to the Purchaser. Against the possibility that, contrary to the mutual intent of the parties, the purchase of any Receivable is not characterized as a sale by any applicable court, the Seller hereby grants to the Purchaser a security interest in, and right of setoff with respect to, all of the Purchased Receivables and all proceeds thereof to secure the payment and performance of the Seller’s payment and performance obligations hereunder and under each other Purchase Document. The grant of the security interest herein is a supplemental protection to the Purchaser and is not meant to negate or affect in any way the intended sale of the Receivables by the Seller to the Purchaser and the fact that the parties intend for the Purchased Receivables to be assets of the Purchaser. The Purchaser is hereby authorized to file UCC financing statements with respect to the transactions contemplated hereunder, including the security interests granted herein, together with any continuations and amendments relating thereto.
Section 4.2.    No Purchaser Liability. Notwithstanding anything herein to the contrary, the Seller hereby acknowledges and agrees that the Purchaser shall not be in any way responsible for the performance of the Seller’s obligations under any Contract and the Purchaser shall not have any obligation to intervene in any Dispute arising out of the performance of any Contract. All obligations of the Seller as seller of the Goods and provider of any related services, including, without limitation, all obligations of the Seller as seller under the Contracts, all representations and warranty obligations, all servicing obligations, all maintenance obligations, and all delivery, transport and insurance obligations, shall be retained by the Seller (the “Retained Obligations”). Any claim which the Seller may have against an Obligor or any other party, and/or the failure of an Obligor to fulfill its obligations under the applicable Contract, shall not affect the obligations of the Seller to perform its obligations and make payments hereunder, and shall not be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of its obligations.
Section 4.3.    Further Assurances. The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that the Purchaser may reasonably request in writing in order to perfect, protect or more fully evidence or implement the transactions contemplated hereby, to enable the Purchaser to submit proper claims and related documents to any insurer that has provided insurance with respect to a Purchased Receivable (including, without limitation, providing copies of invoices, purchase orders, and the proof of delivery of products related to such Purchased Receivable), or to enable the Purchaser to exercise or enforce any of its rights with respect to the Purchased Receivables.

SECTION 5.	SERVICER.
Section 5.1.    Appointment of the Seller as a Servicer. The Seller hereby agrees to service and administer the Purchased Receivables sold by it as agent for the Purchaser, all on the terms set out in this Agreement. The Seller shall use its commercially reasonable efforts to collect each Purchased Receivable sold by it as if such Purchased Receivable had not been purchased by the Purchaser. The Seller agrees that the Seller shall cooperate with the Purchaser (at the Seller’s expense, unless an Insolvency Event has occurred with respect to the Obligor of such Purchased Receivable in which case it shall be at the Purchaser’s expense) in taking any and all commercially reasonable actions requested by the Purchaser in collecting all amounts owed by any Approved Obligor with respect to such Purchased Receivable. Without limiting the foregoing, the Seller agrees to devote to the servicing of Purchased Receivables at least the same amount of time and attention, and to exercise at least the same level of skill, care and diligence in such servicing, as if the Seller were servicing Receivables legally and beneficially owned by it. The Purchaser shall pay the Seller a Servicing Fee as consideration for the performance of such obligations as servicer under this Section 5.1 and this Agreement. On or before each Settlement Date, commencing with the first Settlement Date after the Closing Date, the Purchaser shall provide to the Seller a calculation for the servicing fee (the “Servicing Fee”) accrued for the related Settlement Period most recently ended. Such Servicing Fee shall be payable by the Purchaser, on such Settlement Date as part of the Payment Amount as provided in Section 2.6. The Servicing Fee shall be calculated as follows:
Servicing Fee = FA x Rate x Y/360
Where:

Term	Definition
“FA” equals	Funded Amount as of the first day of the relevant Settlement Period
“Rate” equals	0.05% per annum
“Y” equals	The number of days in the relevant Settlement Period
Section 5.2.    Servicing Covenants. The Seller covenants and agrees, in connection with its servicing obligations pursuant to Section 5.1, (i) that the payment instructions currently in force and provided to each Approved Obligor specify that each such Approved Obligor shall pay all amounts owing under the Purchased Receivables to the Existing Depositary Account, (ii) not to change such payment instructions while any Purchased Receivable remains outstanding, and (iii) to take any and all other commercially reasonable actions, including such commercially reasonable actions as may be requested by the Purchaser from time to time, to ensure that all amounts owing under the Purchased Receivables will be deposited exclusively to the Existing Depositary Account. The Seller further covenants and agrees (x) that within two (2) Business Days of receipt in the Existing Depositary Account of any payment by an Approved Obligor of any amount owing under any Purchased Receivable sold by the Seller to the Purchaser, the Seller shall identify such paid amount and (y) that on each Settlement Date, with respect to any payment by an Approved Obligor of any amount owing under any Purchased Receivable sold by the Seller to the Purchaser that was received during the preceding Settlement Period, the Seller shall transfer such payment in immediately available funds to the Purchaser’s Account to the extent required by Section 5.6(a)(i). Any payment by an Approved Obligor of any amount owing under any Purchased Receivable that is not paid to the Existing Depositary Account and is received by the Seller directly shall be held in trust (but the Seller shall not be required to segregate) by the Seller as the Purchaser’s exclusive property, such funds shall be safeguarded for the benefit of the Purchaser, and such funds shall promptly, and in any event within two (2) Business Days following receipt thereof, be transferred by wire transfer to or otherwise deposited in the Existing Depository Account. The Seller shall not, directly or indirectly, utilize such funds for its own purposes, nor shall the Seller have any right to pledge such funds as collateral for any obligations of the Seller or any other party. For the avoidance of doubt, Collections shall not be deemed received by the Purchaser for purposes of this Agreement until credited to the Purchaser’s Account as immediately available funds or otherwise actually received by the Purchaser.
Section 5.3.    Determination of Dilutions. If a Purchased Receivable is paid in part and not in full, the Seller shall use reasonable commercial efforts to determine promptly if the unpaid balance will not be paid due to a Dilution or Dispute. If it is determined that such unpaid balance will not be paid due to a Dilution or Dispute, such Purchased Receivable shall be treated as a Retired Invoice in accordance with the Seller’s accounting policies and procedures and the Collection Date for such Purchased Receivable shall be deemed to have occurred.
Section 5.4.    Past Due Receivables.
(a)    In the event a Purchased Receivable has not been paid in full by the date that is twenty (20) days after the Maturity Date therefor (an “Overdue Receivable”), the Purchaser may request that the Seller determine the cause of such payment delay or non-payment, including whether it is due to a Dispute, and the Seller shall deliver to the Purchaser by no later than twenty-five (25) days after such Maturity Date, a certification and report (a “Non-Payment Report”) identifying the Overdue Receivable and the Approved Obligor thereof and describing in reasonable detail the cause of such non-payment, including whether a Dispute exists with respect to such Overdue Receivable, or certifying that such cause is unknown. In the event a Purchased Receivable has not been paid in full by the date that is thirty (30) days after the Maturity Date therefor and no Non-Payment Report with respect thereto has been delivered or the Non-Payment Report delivered with respect thereto does not report a Dispute or states that the cause of such payment delay or non-payment is unknown (a “Non-Payment Event”), the Purchaser may in its sole discretion (i) contact such Approved Obligor by phone or in person to discuss the status of such Overdue Receivable and to inquire whether such payment delay or non-payment is due to a Dispute and when payment can be expected and/or (ii) take any other lawful action to collect such Purchased Receivable directly from such Approved Obligor and/or (iii) terminate the appointment of the Seller as its servicer and agent for the servicing of such Purchased Receivable. If the Approved Obligor advises the Purchaser of the existence of a Dispute, the Purchaser shall advise the Seller of such Overdue Receivable that the Approved Obligor has asserted a Dispute.

(b)    In the event a Purchased Receivable has not been paid in full by the date that is forty-five (45) days after the Maturity Date therefor, the Seller shall deliver to the Purchaser by no later than fifty (50) days after such Maturity Date, a certification and report identifying such Purchased Receivable and the Approved Obligor and certifying the cause of such non-payment. If such cause is not a credit default or Insolvency Event of the relevant Approved Obligor, or if the Seller does not deliver such certification and report when due, a Dispute shall be deemed to have occurred with respect to such Purchased Receivable, which Dispute shall constitute a Repurchase Event.
Section 5.5.    Termination of Appointment. Upon the occurrence of the earliest to occur of (a) an Insolvency Event with respect to the Seller or the Guarantor, (b) any representation or warranty made by the Seller or the Guarantor hereunder being inaccurate, incorrect or untrue in any material respect (or, in the case of any representation or warranty qualified by materiality, in all respects) on any date as of which it is made or deemed to be made, (c) a breach by the Seller or the Guarantor of its obligations hereunder (excluding any representations or warranties made by the Seller or the Guarantor hereunder) which, if capable of cure, is not cured within thirty (30) days following the date of such breach (except to the extent such breach relates to (i) non-payment by the Seller of the Payment Amount due on any Settlement Date or (ii) Sections 10.1(f), (g) or (i), in which case no cure period shall apply) or (d) any event, condition, change or effect that has a material adverse effect on (w) a material portion of the Purchased Receivables, (x) the business, assets, property, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole, (y) the validity or enforceability of this Agreement or any other Purchase Document as against the Seller or the Guarantor or the rights and remedies of the Purchaser hereunder or thereunder as against the Seller, the Guarantor or any of the Purchased Receivables of the Seller or (z) the ability of the Seller or the Guarantor to perform its obligations hereunder in any material respect, the Purchaser may, in its discretion, (i) take any lawful action to collect any Purchased Receivable directly from the respective Approved Obligors, and/or (ii) terminate the appointment of the Seller as its servicer and agent for the servicing of the Purchased Receivables. In addition, if an Insolvency Event or Non-Payment Event occurs with respect to any Approved Obligor, the Purchaser may, in its discretion, (i) take any lawful action to collect any Purchased Receivable directly from such Approved Obligor, and/or (ii) terminate the Seller as its servicer and agent for the servicing of the Purchased Receivables of such Approved Obligor. In the event of any termination of Seller as servicer with respect to any Purchased Receivable, (A) the Purchaser may, but shall not be obligated to, notify each Approved Obligor of the transfers hereunder and direct each Approved Obligor to make payments with respect to such Purchased Receivable as the Purchaser may elect or desire and take such other action and enforce such rights and remedies with respect to such Purchased Receivable as the Purchaser may deem appropriate, and (B) the Seller shall not interfere with such servicing or collection of such Purchased Receivable or attempt to receive or make collection from any Approved Obligor in respect of such Purchased Receivable. In addition, the Seller hereby grants to the Purchaser, effective upon the occurrence of an event described in clauses (a), (b), (c) or (d) above, an irrevocable power of attorney (coupled with an interest) authorizing and permitting the Purchaser, at its option, with or without notice to Seller, to do any one of the following that are necessary, in the determination of the Purchaser, to collect amounts due with respect to any Purchased Receivable: (I) endorsing the name of the Seller upon any check or other instrument, document or agreement with respect to any Purchased Receivable; (II) endorsing the name of the Seller on any freight or express bill or bill of lading relating to any Purchased Receivable; (III) following the termination of the Seller as servicer with respect to such Purchased Receivable, taking such other action and enforcing such rights and remedies with respect to such Purchased Receivable as the Purchaser deems appropriate; and (IV) taking all action as the Purchaser deems appropriate in connection with the foregoing. The Seller agrees that the Purchaser will not be liable for any acts of commission or omission or for any error of judgment or mistake of fact or Law in connection with the exercise of such power of attorney except to the extent the same constitutes gross negligence or willful misconduct.

Section 5.6.    Distributions of Collections.
On each Settlement Date, the Seller shall apply Collections in accordance with the following procedure:
(i)    if the Payment Amount as of the immediately preceding Reconciliation Date is negative, the Seller will pay the absolute value thereof to the Purchaser from Collections; if there are insufficient Collections to pay the full amount due and owing to the Purchaser, then after applying such Collections to the payment of the Payment Amount any remaining shortfall shall be paid directly by the Seller from its general funds by deposit into the Purchaser’s Account; and
(ii)    if the Payment Amount as of the immediately preceding Reconciliation Date is positive, then the amount thereof will be payable by the Purchaser to the Seller.
Notwithstanding anything herein to the contrary, the Seller shall not be required to make any payment pursuant to this Section 5.6 with respect to the non-payment of any Purchased Receivable to the extent such non-payment results from an Insolvency Event of the applicable Approved Obligor or the financial inability of the Obligor to pay such Purchased Receivable, but any Collections on such Purchased Receivable and any Dilution Reserve Deficit with respect to such Purchased Receivable shall continue to be included in the calculation of Payment Amount.

SECTION 6.	SERVICING REPORTS.
Section 6.1.    Servicing Reports and Submission of Receivable Information. The Seller shall be responsible for delivering a Servicing Report by email to the Purchaser by 12:00 noon (New York time) on that date that is two (2) Business Days prior to each Settlement Date (the “Reconciliation Date”), which shall summarize, on an aggregate basis, for the Settlement Period ending on such Reconciliation Date, the outstanding Purchased Receivables, newly generated Receivables, Collections and Dilutions, among other information. On or prior to each Reconciliation Date, the Seller shall also submit to the Purchaser via the PrimeRevenue system details of each Receivable included in the Servicing Report (to the extent not previously submitted) including the invoice number, Approved Obligor, Net Face Value, invoice date and Maturity Date; provided that the Seller shall not include in any such submission any Receivables that do not satisfy the representations and warranties set forth in Section 9.2 as of the date of such submission. For the avoidance of doubt, if the Collection Date of any Purchased Receivable that has been included in a Servicing Report does not occur solely as a result of an Insolvency Event of the Obligor thereof or the financial inability of such Obligor to pay such Purchased Receivable, such Purchased Receivable shall thereafter be removed from the Servicing Report, but any Collections on such Purchased Receivable shall continue to be remitted to the Purchaser, and the Seller shall remain obligated for any Dilution Reserve Deficit with respect to such Purchased Receivable.
Section 6.2.    Reconciliation. If, at any time the Total Outstanding Amount for all Purchased Receivables is greater than the Funded Amount, then the following procedure will be used by the Seller for purposes of determining which Receivables constitute Purchased Receivables: first, all Receivables that were Purchased Receivables as of the immediately preceding Reconciliation Date, and that remain outstanding, shall be designated as Purchased Receivables, and second, new Receivables arising after the immediately preceding Reconciliation Date that satisfy the representations and warranties set forth in Section 9.2 shall be designated as Purchased Receivables based on Maturity Date.

SECTION 7.	OTHER INFORMATION; THE SELLER’S BOOKS AND RECORDS; INSPECTION; THE PURCHASER’S RECORDS.
Section 7.1.    Other Information. The Seller will provide the Purchaser with such other reports, information, documents, books and records related to a Purchased Receivable as the Purchaser may reasonably request or any other information that the Purchaser may require for capital or regulatory purposes and which may be lawfully disclosed or provided to the Purchaser, including, without limitation, promptly after request by the Purchaser (a) a copy of the purchase order or sales order and Invoices relating to each Purchased Receivable; (b) a copy of the bill of lading and any other shipping document relating to the Purchased Receivable; and (c) all billings, statements, correspondence and memoranda directed to the Obligor in relation to each Purchased Receivable.
Section 7.2.    The Seller’s Books and Records. The Seller shall maintain its books and records, including but not limited to any computer files and master data processing records, so that such records that refer to Purchased Receivables sold hereunder shall indicate clearly that the Seller’s right, title and interest in such Receivables have been sold to the Purchaser.
Section 7.3.    Inspection. The Seller shall (a) at any time reasonably convenient to the Seller during regular business hours and upon reasonable prior notice, permit the Purchaser or any of its agents or representatives, (i) to examine and make copies of and abstracts from the Seller’s Sales Records and the Invoices in respect of Purchased Receivables at any time and permit the Purchaser to take such copies and extracts from the Sales Records and to provide the Purchaser with copies or originals (as required by the Purchaser) of the Invoices relating to Purchased Receivables as it may require and generally allow the Purchaser (at the Seller’s expense) to review, check and audit the Seller’s credit control procedures, and (ii) to visit the offices and properties of the Seller for the purpose of examining such records and to discuss matters relating to Purchased Receivables and the Seller’s performance hereunder with any of the officers or employees of the Seller having knowledge of such matters; and (b) without limiting the provisions of clause (a), from time to time on request of the Purchaser and upon reasonable prior notice and subject to the Seller receiving acceptable confidentiality undertakings thereof, permit certified public accountants or other auditors acceptable to the Purchaser to conduct, at the Seller’s expense, a review of the Seller’s books and records to the extent related to the Purchased Receivables.
Section 7.4.    The Purchaser’s Records. The Purchaser is irrevocably authorized by the Seller to keep records of all purchases, which records shall be consistent with all information set forth in the Servicing Reports or submitted to the PrimeRevenue System, and evidence the dates and amounts of purchases and the applicable Discount or Adjusted Discount in effect from time to time.

SECTION 8.	CONDITIONS PRECEDENT.
Section 8.1.    Conditions Precedent to the Closing Date. The occurrence of the Closing Date is subject to the satisfaction of the following conditions, each to the satisfaction of the Purchaser in its sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Purchaser in its sole discretion:
(a)    The Purchaser shall have received each of the following:
(i)    An executed counterpart of this Agreement.
(ii)    Certified copies of resolutions of (A) the Seller authorizing this Agreement and the other Purchase Documents and authorizing a person or persons to sign those documents including any subsequent notices and acknowledgements to be executed or delivered pursuant to this Agreement, the other Purchase Documents and any other documents to be executed or delivered by the Seller pursuant hereto or thereto, and (B) the Guarantor authorizing this Agreement and authorizing a person or persons to sign this Agreement including any subsequent notices and acknowledgements to be executed or delivered pursuant to this Agreement and any other documents to be executed or delivered by the Guarantor pursuant hereto.
(iii)    An officer incumbency and specimen signature certificate for the Seller and the Guarantor.
(iv)    Organizational documents of the Seller and the Guarantor certified by the applicable governmental authority (as applicable), and evidence of good standing (as applicable).
(v)    Lien search reports as the Purchaser shall deem advisable with respect to the Seller, and releases of any Adverse Claim on the Receivables that are or will be Purchased Receivables shown in such reports.
(vi)    Acknowledgement copies or other evidence of filing of such UCC financing statements or other filings as are required hereunder.
(vii)    Opinions of counsel to the Seller and the Guarantor, including opinions with respect to due organization and good standing of the Seller and the Guarantor, due authorization, execution and delivery of this Agreement by the Seller and the Guarantor, validity and enforceability of this Agreement with respect to the Seller and the Guarantor, non-contravention of organizational documents, agreements and law, no consents, creation and perfection of security interests, true sale and such other matters as Purchaser may reasonably request.
Section 8.2.    Conditions Precedent to Each Purchase. The Purchaser’s purchase of any Receivable on each Purchase Date, including the initial Purchase Date, is subject to the satisfaction of the following conditions, each to the satisfaction of the Purchaser in its sole discretion:
(a)    The Purchaser shall have received a Servicing Report and the Receivables information contemplated in Section 6.1 no later than two (2) Business Days prior to the Settlement Date occurring on or immediately after such Purchase Date.
(b)    After giving effect to such purchase, the Total Outstanding Amount of all Purchased Receivables of all Approved Obligors as of such date will not exceed the Maximum Facility Amount.
(c)    After giving effect to such purchase, the Total Outstanding Amount of all Purchased Receivables of any Approved Obligor will not exceed the applicable Approved Obligor Sublimit.
(d)    The representations and warranties made by the Seller in Section 9.1 of this Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality, in all respects) as of such Purchase Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects

(or, in the case of any representation or warranty qualified by materiality, in all respects) on and as of such earlier date.
(e)    The representations and warranties made by the Seller in Section 9.2 of this Agreement with respect to the Purchased Receivables purchased on such Purchase Date are true and correct in all respects as of such Purchase Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date.
(f)    The representations and warranties made by the Guarantor in Section 9.3 of this Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality, in all respects) as of such Purchase Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality, in all respects) on and as of such earlier date.
Each delivery of a Servicing Report by the Seller shall be deemed a representation and warranty by the Seller that the foregoing conditions to the applicable Purchase are satisfied as of the applicable Purchase Date with respect to the Receivables submitted onto the PrimeRevenue System with respect to such Servicing Report.

SECTION 9.	REPRESENTATIONS AND WARRANTIES.
Section 9.1.    Generally. The Seller hereby makes the following representations and warranties for the benefit of the Purchaser as of the Closing Date and on each Purchase Date:
(a)    The Seller is (i) duly organized, validly existing, and, to the extent applicable under the Laws of its jurisdiction of organization, in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted and (ii) is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except, with respect to clause (ii), to the extent that failure to so qualify would not reasonably be expected to materially adversely affect its ability to perform its obligations hereunder or under the other Purchase Documents and would not have an adverse effect on the collectability of any Purchased Receivable or on the interests of the Purchaser under the Purchase Documents.
(b)    The Seller has the requisite power and authority to enter into and deliver this Agreement and the other Purchase Documents and to assign and sell the Receivables being sold by it on the applicable Purchase Date in the manner herein contemplated, and it has taken all necessary corporate or other action required to authorize the execution, delivery and performance of this Agreement, the other Purchase Documents and the assignment and sale of such Receivables. This Agreement and the other Purchase Documents to which the Seller is a party have been duly executed and delivered by the Seller.
(c)    This Agreement, the other Purchase Documents and the sale, assignment and transfer of the Purchased Receivables hereunder constitutes the legal, valid and binding obligations of the Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law. This Agreement creates a valid security interest in each Purchased Receivable. Upon the filing of a UCC financing statement in the state of organization of the Seller set forth in the UCC Information, listing the Seller, as debtor, and the Purchaser, as secured party, and covering Purchased Receivables from time to time purchased hereunder, the Purchaser shall have a first priority perfected security interest in each such Purchased Receivable.
(d)    The UCC Information provided by the Seller to the Purchaser is true and correct in all respects. All other data, materials and information provided by it to the Purchaser in connection herewith and with each Contract, each Receivable being sold by it hereunder, each Approved Obligor, the relationship between it and each Approved Obligor, and each Approved Obligor’s payment history (including timeliness of payments), is true and correct in all material respects.
(e)    Neither the execution nor the delivery of this Agreement, the other Purchase Documents or any of the other documents related hereto or thereto, nor the performance of or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of or give rise to a default under (i) any Laws, (ii) any indenture, loan agreement, security agreement, instrument or other material agreement binding upon the Seller or any of its properties, or (iii) any provision of the Seller’s organizational documents.
(f)    No authorization, consent or approval or other action by, and no notice to or filing (other than the UCC financing statements required to be filed hereunder) with, any Governmental Authority is required to be obtained or made by the Seller for the due execution, delivery and performance by it of this Agreement or any other Purchase Document.
(g)    No Insolvency Event with respect to the Seller has occurred and is continuing.
(h)    There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting the Seller or any of its Affiliates before any court, governmental entity or arbitrator, which could reasonably be expected to have an adverse effect on the enforceability of this Agreement (including, without limitation, the enforceability of the Purchaser’s ownership interest in the Purchased Receivables) or the ability of the Seller to perform its obligations hereunder.
(i)    No effective financing statement or other instrument similar in effect covering any Purchased Receivable is on file in any recording office, except those filed in favor of the Purchaser relating to this Agreement, and no competing notice or notice inconsistent with the transactions contemplated in this Agreement remains in effect. The Seller has not pledged or granted any security interest in any Purchased Receivable to any person except pursuant to this Agreement.
(j)    The Seller is in material compliance with all covenants and other agreements contained in this Agreement.
(k)    Neither the Seller nor any of its Subsidiaries nor, to the knowledge of the Seller, any Affiliate or any director, officer, agent or other Person acting on behalf of the Seller or any of its Subsidiaries (i) is a Sanctioned Person, (ii) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person except to the extent such activity has been licensed or approved by OFAC and would not cause the Purchaser to be in violation of Sanctions Laws or (iii) is the subject of any action or investigation under any Sanctions Laws or Anti-Money Laundering Laws.
(l)    The Seller, its Subsidiaries and, to the knowledge of the Seller, any director, officer, agent or other person acting on behalf of the Seller or any of its Subsidiaries, are in compliance with Anti-

Corruption Laws or Anti-Money Laundering Laws in all material respects; and the Seller has instituted and maintains policies and procedures reasonably designed to ensure continued compliance therewith.
Section 9.2.    Purchased Receivables. The Seller hereby makes the following representations and warranties with respect to each Purchased Receivable sold by it for the benefit of the Purchaser as of the applicable Purchase Date with respect to such Purchased Receivable:
(a)    Prior to giving effect to the sale of such Purchased Receivable, the Seller has a valid ownership interest therein, free and clear of any Adverse Claim. Such Purchased Receivable is a valid, current and freely assignable trade account receivable and the assignment of such Purchased Receivable is not subject to a consent requirement by any third party to the sale or other transfer of such Purchased Receivable or the grant of a security interest or other lien in such Purchased Receivable other than consents previously obtained in writing by the Seller and that remain in effect as of the Purchase Date.
(b)    The sale of such Purchased Receivable by the Seller to the Purchaser under the Purchase Documents constitutes a true sale or other absolute transfer of such Purchased Receivable by the Seller to the Purchaser and upon purchase by the Purchaser, such Purchased Receivable will have been validly and absolutely assigned, transferred and sold to the Purchaser and the Purchaser shall acquire a legally valid ownership interest in such Purchased Receivable, free and clear of any Adverse Claim without any need on the part of the Seller or the Purchaser to (i) notify the applicable Approved Obligor or (ii) other than the UCC financing statements required to be filed hereunder, file, register or record any Purchase Document or the sale of such Purchased Receivable under the Laws applicable to the Seller. All of the Seller’s right, title and interest in and to such Purchased Receivable will have been validly sold and absolutely assigned and transferred to the Purchaser, and the Purchaser will have the legal and beneficial right to be paid the face amount of such Purchased Receivable free of any Adverse Claim. Such Purchased Receivable is sold hereunder in good faith and without actual intent to hinder, delay or defraud present or future creditors of the Seller.
(c)    Such Purchased Receivable and the applicable Contract constitutes a bona fide, existing and enforceable legal, valid and binding obligation of the applicable Approved Obligor, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law. Such Purchased Receivable arises out of an arm’s-length sale by the Seller of Goods and the provision of any related services, in each case, in the ordinary course of its and such Approved Obligor’s businesses. This Agreement creates a valid security interest in each Purchased Receivable. The applicable Contract constitutes an existing and enforceable legal, valid and binding obligation of the Seller. Such Purchased Receivable and the related Contract under which it arises comply with, and the Goods with respect thereto have been manufactured in compliance with, and any related services have been provided in compliance with, in all material respects, the requirements of all applicable laws, rules, regulations or orders of any Governmental Authority and do not contravene any agreement binding upon the Seller.
(d)    The Goods deliverable to and any related services provided to the applicable Approved Obligor in connection with such Purchased Receivable were received by such Approved Obligor not later than the applicable Purchase Date.
(e)    The Seller has instructed each Approved Obligor in writing to pay all amounts owing on Purchased Receivables only to the Existing Depositary Account, which instructions have not been revoked or otherwise modified by or on behalf of Seller.

(f)    As of the applicable Purchase Date, such Purchased Receivable is not subject to any Dilution except to the extent specifically included in the determination of the Net Face Value for the calculation of the applicable Purchase Price or Adjusted Purchase Price (and for the avoidance of doubt, the Dilution Reserve is disregarded for the purpose of this clause).
(g)    The applicable Approved Obligor has not in the past failed to pay any material sum due and payable to the Seller in circumstances where the Seller did not waive or consent to such failure.
(h)    No note, account, instrument, document, contract right, general intangible, chattel paper or other form of obligation other than that which has been assigned to the Purchaser exists which evidences such Purchased Receivable, and such Purchased Receivable is not evidenced by and does not constitute an “instrument” or “chattel paper” as such terms are defined in the UCC.
(i)    The applicable Approved Obligor is not an Affiliate or Subsidiary of Seller and is not a Sanctioned Person.
(j)    Such Purchased Receivable has not been sold or assigned to any Person other than the Purchaser and the sale of such Purchased Receivable by the Seller to the Purchaser hereunder is permitted under the Edgewell Credit Agreement.
(k)    Neither the Seller, nor, to the best of the Seller’s knowledge, the applicable Approved Obligor, is in default of the applicable Contract or is in breach of its terms.
(l)    Neither the Seller nor, to the best of the Seller’s knowledge, the applicable Approved Obligor, has asserted any Dispute with respect to such Purchased Receivable.
(m)    Such Purchased Receivable is denominated in U.S. Dollars.
(n)    Such Purchased Receivable does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, does not relate to payments of interest and has not been invoiced more than once.
(o)    The Maturity Date for such Purchased Receivable is not more than one hundred and twenty (120) days after the issuance date of the Invoice with respect thereto.
(p)    There are no facts known to the Seller concerning such Approved Obligor, such Purchased Receivable or the applicable Contract which might have an adverse impact on the ability or willingness of such Approved Obligor to pay the Net Face Value for such Purchased Receivable when due, including information concerning any existing or potential Disputes, except as otherwise previously disclosed to the Purchaser.
(q)    To the Seller’s knowledge, no Insolvency Event with respect to the applicable Approved Obligor has occurred and is continuing.
(r)    There are no actions, claims or proceedings now pending between the Seller and the applicable Approved Obligor. There are no pending or, to the Seller’s knowledge, threatened actions or proceedings before any court or administrative agency related to or in any way connected to such Purchased Receivable.

Section 9.3.    Guarantor Representations. The Guarantor hereby makes the following representations and warranties for the benefit of the Purchaser as of the Closing Date and on each Purchase Date:
(a)    The Guarantor is (i) duly organized, validly existing, and, to the extent applicable under the Laws of its jurisdiction of organization, in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted and (ii) is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except, with respect to clause (ii), to the extent that failure to so qualify would not reasonably be expected to adversely affect, in any material respect, its ability to perform its obligations hereunder and would not have a material adverse effect on the interests of the Purchaser under the Purchase Documents.
(b)    The Guarantor has the requisite power and authority to enter into and deliver this Agreement, and it has taken all necessary corporate or other action required to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Guarantor.
(c)    This Agreement constitutes the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law.
(d)    Neither the execution nor the delivery of this Agreement, nor the performance of or compliance with the terms and provisions hereof will conflict with or result in a breach of or give rise to a default under (i) any Laws, (ii) any indenture, loan agreement, security agreement, instrument or other material agreement binding upon the Guarantor or any of its properties, or (iii) any provision of the Guarantor’s organizational documents, except, in the case of clauses (i) and (ii) only, any such conflict, breach or default which would not reasonably be expected to adversely affect, in any material respect, its ability to perform its obligations hereunder and would not have a material adverse effect on the interests of the Purchaser under the Purchase Documents.
(e)    No authorization, consent or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Guarantor for the due execution, delivery and performance by it of this Agreement, except authorizations, consents, approvals, notices or filings which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate, would not reasonably be expected to adversely affect, in any material respect, its ability to perform its obligations hereunder and would not have a material adverse effect on the interests of the Purchaser under the Purchase Documents.
(f)    No Insolvency Event with respect to the Guarantor has occurred and is continuing.
(g)    There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting the Guarantor or any of its affiliates before any court, governmental entity or arbitrator, which could reasonably be expected to have a material adverse effect on the enforceability of this Agreement (including, without limitation, the enforceability of the Purchaser’s ownership interest in the Purchased Receivables) or the ability of the Guarantor to perform its obligations hereunder.

(h)    Neither the Guarantor nor any of its Subsidiaries nor, to the knowledge of the Guarantor, any affiliate or any director, officer, agent or other Person acting on behalf of the Guarantor or any of its Subsidiaries (i) is a Sanctioned Person, (ii) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person except to the extent such activity has been licensed or approved by OFAC and would not cause the Purchaser to be in violation of Sanctions Laws or (iii) is the subject of any action or investigation under any Sanctions Laws or Anti-Money Laundering Laws.
(i)    Neither the Guarantor nor any of its Subsidiaries nor, to the knowledge of the Guarantor, any director, officer, agent or other person acting on behalf of the Guarantor or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws or Anti-Money Laundering Laws; and the Guarantor has instituted and maintains policies and procedures designed to ensure continued compliance therewith.

SECTION 10.	COVENANTS.
Section 10.1.     The Seller’s Covenants. The Seller hereby agrees, at all times prior to the Final Collection Date:
(a)    To take all necessary steps and actions to preserve its corporate (or other organization) existence and comply in all material respects with all Laws applicable to the Seller in the operation of its business.
(b)    To duly perform and comply in all material respects with all terms, provisions, and obligations under each Contract and refrain from taking any action or omitting to take any action which might prejudice or limit the Purchaser’s rights to payment with respect to the Purchased Receivables.
(c)    Promptly to notify the Purchaser in writing of (i) the Seller’s knowledge of any material event or occurrence, including, without limitation, any material breach, or default by the Seller or by any Approved Obligor of any of the terms or provisions of any Contract with respect to any Purchased Receivable, any Dispute, or any governmental action affecting the ability of it or such Approved Obligor to perform its obligations under the applicable Contract to which it is a party; or (ii) any change to the UCC Information at least thirty (30) days prior to such change.
(d)    Not to modify the terms of any Contract in any manner which would adversely affect the collectability of any Purchased Receivables or any rights of the Purchaser as the owner of the Purchased Receivables or would otherwise reduce the amount due thereunder or delay the Maturity Date thereof.
(e)    To make all disclosures required by any applicable Law with respect to the sale of the Purchased Receivables hereunder to the Purchaser, and account for such sale in accordance with GAAP.
(f)    To not create or permit to exist any Adverse Claim over all or any of the Seller’s or the Purchaser’s rights, title and interest in and to the Purchased Receivables.
(g)    To not sell, assign or otherwise transfer the Purchased Receivables except as specifically provided for herein.

(h)    To not close the Existing Depositary Account and not to instruct any Approved Obligor to pay any amounts owing under the Purchased Receivables to a bank account other than the Existing Depositary Account.
(i)    That it will not, directly or indirectly, use the proceeds of any purchase of Receivables under this Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions Laws, (ii) in any other manner that would result in the Seller, the Guarantor or the Purchaser being in violation of Sanctions Laws or Anti-Money Laundering Laws or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.
(j)    That it will maintain in effect policies and procedures designed to promote compliance by the Seller, its Subsidiaries, and their respective directors, officers, employees, and agents with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

SECTION 11.	REPURCHASE OF PURCHASED RECEIVABLES; GUARANTY.
Section 11.1.    Repurchase Price. As used herein, the “Repurchase Price” with respect to any Purchased Receivable shall be calculated as follows:
RP = PP + AD + AO, in which:

Term	Definition
“RP” equals	Repurchase Price for such Purchased Receivable as of the applicable Repurchase Date
“PP” equals
Purchase Price or Adjusted Purchase Price for such Purchased Receivable, net of (1) any Deferred Purchase Price for such Purchased Receivable that has not yet been paid to the Seller and (2) any Collections received by the Purchaser with respect to such Purchased Receivable

“AD” equals
Discount applicable to such Receivable and accrued for the period from the applicable Purchase Date to the applicable Repurchase Date; provided that AD shall only apply in the case of a Receivable purchased at its Purchase Price

“AO” equals
All other amounts then payable (including, in the case of a Receivable purchased at its Adjusted Purchase Price, the unpaid amount of the Aggregate Unreimbursed Purchase Discount corresponding to such Receivable) by the Seller under the Purchase Documents with respect to such Purchased Receivable as of such Repurchase Date

Section 11.2.    Repurchase. Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable, the Seller shall repurchase such Purchased Receivable on the next Settlement Date for an amount equal to the Repurchase Price of such Purchased Receivable. Notwithstanding the foregoing, the payment of the Repurchase Price shall be subject to netting and set-off as provided for under Section 5.6.
Section 11.3.    Re-assignment. On receipt of the Repurchase Price, (a) the Purchaser, at the request of the Seller, shall (at the cost and expense of the Seller) execute such documents as may be necessary to re‑assign, without recourse, representation or warranty, and at no further cost to the Purchaser, such Purchased

Receivable to the Seller; and (b) following receipt of such Repurchase Price by the Purchaser, the Seller shall be entitled to any additional Collections paid with respect to such Purchased Receivable and the Purchaser shall have no further obligation to pay any Deferred Purchase Price with respect to such Purchased Receivable.
Section 11.4.    Guaranty. The Guarantor, as the owner, directly or indirectly, of all of the outstanding membership interests of the Seller, acknowledges and agrees that it derives benefit from the purchase of Receivables from the Seller by the Purchaser pursuant to this Agreement. The Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser, as primary obligor and not merely as surety, the complete and timely payment and performance on demand (after notice thereof by the Purchaser) of all obligations of the Seller arising under or pursuant to this Agreement, including, without limitation, the obligations of the Seller to make any payment to the Purchaser required hereby, regardless of the nature of the transactions contemplated hereby, the obligations set forth in Section 2.2(d), Section 2.5 (Aggregate Unreimbursed Purchase Discount), Section 2.6 (Payment Amount), Section 5.2 (Servicing Covenants), Section 11.2 (Repurchase), Section 12.1 (Taxes), Section 13.1 (Indemnity) and Section 13.2 (Expenses); provided, however, that the Guarantor shall have no obligations hereunder with respect to any non-payment of any Purchased Receivable resulting solely from an Insolvency Event of the applicable Approved Obligor or the financial inability of the Obligor to pay such Purchased Receivable on the applicable Maturity Date. This guaranty is an irrevocable, absolute, present and continuing guaranty of prompt payment and performance, and is in no way conditional or contingent upon any attempt to collect from or bring action against the Seller, or perfect or enforce any security or upon any other action, occurrence or circumstance whatsoever. The liability of the Guarantor hereunder is independent of and not in consideration of or contingent upon the liability of any other person under this or any similar instrument and the release of, or cancellation by, any party to this or a similar instrument shall not act to release or otherwise affect the liability of the Guarantor hereunder. It shall not be necessary for the Purchaser (and the Guarantor hereby waives any rights which the Guarantor may have to require the Purchaser), in order to enforce the obligations of the Guarantor hereunder, first to (i) institute suit or exhaust its remedies against the Seller or any other person, (ii) enforce the Purchaser’s rights against any collateral which shall ever have been given to secure performance under this Agreement, (iii) exhaust any remedies available to the Purchaser against any collateral which shall ever have been given to secure performance under this Agreement, or (iv) resort to any other means of obtaining payment of the obligations of the Seller hereunder. The liability of the Guarantor hereunder shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any obligation of the Seller hereunder or of this Agreement or any other Purchase Document as against the Seller; (ii) any amendment or waiver of this Agreement or any other Purchase Document executed by the Seller; or (iii) any challenge to, or lack of validity of, the Seller’s ownership interest (immediately prior to each purchase hereunder) in the Purchased Receivables.

SECTION 12.	TAXES, ETC.
Section 12.1.    Taxes. All payments to be made by the Seller or the Guarantor under this Agreement shall be made free and clear of and without deduction for or on account of all Taxes, except to the extent that the Seller or the Guarantor, as applicable, is required by law to make payment subject to any Taxes. All Taxes required to be deducted or withheld from any amounts paid or payable by the Seller or the Guarantor under this Agreement shall be paid by the Seller or the Guarantor, as applicable, within the time allowed under the relevant law. In addition, if any Taxes or amounts in respect of Taxes must be deducted from any amounts payable by the Seller or the Guarantor under this Agreement, the Seller or the Guarantor, as applicable, shall pay such additional amounts as may be necessary to ensure that the Purchaser receives a net amount equal to the full amount which the Purchaser would have received had payment not been made subject to deduction of Tax by the Seller or the Guarantor, as applicable. Within 30 days of each payment to the relevant taxation authority by the Seller or the Guarantor under this Section 12.1 of Tax or in respect of Taxes, the Seller or the Guarantor, as applicable, shall deliver to the Purchaser if the same is available an original receipt or other appropriate evidence issued by the authority to whom the payment was made that the Tax has been duly remitted to the appropriate authority. Nothing contained in this Agreement shall interfere with the right of the Purchaser to arrange its Tax affairs in whatever manner it thinks fit and, in particular, the Purchaser shall not be under any obligation to claim credit, relief, remission, repayment or other benefit from or against its corporate profits or similar Tax liability in respect of the amount of any deduction in priority to any other claims, reliefs, credits or deductions available to it, nor shall the Seller or the Guarantor be entitled to make any enquiries of the Purchaser in relation to the Purchaser’s Tax affairs. The Purchaser shall (if and to the extent that it is entitled to do so under applicable law) submit in duplicate (i) to the Seller within 21 days after the Closing Date, and, in any event, prior to the date of the first payment by the Seller to the Purchaser, duly completed and signed copies of either Form W-8BEN (relating to the Purchaser and claiming complete or partial exemption from withholding on all amounts (to which such withholding would otherwise apply) to be received by the Purchaser including fees, from the Seller pursuant to this Agreement) or Form W-8ECI (relating to all amounts (to which such withholding would otherwise apply) to be received by the Purchaser, including fees, from the Seller pursuant to this Agreement). In addition and from time to time the Purchaser shall (if and to the extent that it is entitled to do so under applicable law) submit to the Seller such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxation authorities) and any additional information as may be required under then current United States law, regulations or any income tax treaty to which the United States is a party to claim the inapplicability of, or exemption or partial exemption from, United States withholding (including backup withholding) taxes on payments in respect of all amounts (to which such withholding would otherwise apply) to be received by the Purchaser including fees, from the Seller pursuant to this Agreement.
Section 12.2.    Duties and Taxes. All stamp, documentary, registration or other like duties or Taxes (excluding Taxes upon or measured by the net income of the Purchaser and any Taxes that are the subject of Section 12.1), including Taxes and any penalties, additions, fines, surcharges or interest relating thereto, or any notarial fees which are imposed or chargeable on or in connection with this Agreement or any other Purchase Document or any other document executed pursuant hereto or thereto shall be paid by the Seller, it being understood and agreed that the Purchaser shall be entitled but not obligated to pay any such duties or Taxes (whether or not they are its primary responsibility), and the Seller shall on demand indemnify the Purchaser against those duties or Taxes and against any costs and expenses so incurred by it in discharging them. Without prejudice to the survival of any other provision hereof, the terms of this Section 12.2 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.

SECTION 13.	MISCELLANEOUS.
Section 13.1.    Indemnity. The Seller agrees to indemnify, defend and save harmless the Purchaser (including each of its branches) and its affiliates, officers, directors, employees or other agents (each, an “Indemnified Party”), forthwith on demand, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, regardless of whether any such Indemnified Party shall be designated as a party or a potential party thereto, and any fees or expenses incurred by each Indemnified Party in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign Laws, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of or incurred in connection with this Agreement, the other Purchase Documents, any Purchased Receivable or any of the transactions contemplated hereby or thereby, including, without limitation, with respect to (i) any representation or warranty or statement made or deemed made by the Seller under or in connection with this Agreement or any of the other Purchase Documents which shall have been incorrect as of the date when made or any failure of the Seller to comply with its covenants and other agreements contained in this Agreement or any other Purchase Document (including, without limitation, (x) the failure to deliver a Non-Payment Report with respect to any Overdue Receivable on or prior to the date such report is required to be delivered pursuant to Section 5.4 and (y) a breach of its obligations under Section 4.3 with respect to a Purchased Receivable), and (ii) any Retained Obligations of the Seller (collectively, the “Indemnified Liabilities”); provided, the Seller shall not have any obligation to any Indemnified Party hereunder with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnified Party, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) any non-payment of any Purchased Receivable resulting from the creditworthiness of the Approved Obligor, including, without limitation, an Insolvency Event of the applicable Approved Obligor or the financial inability of the Obligor to pay such Purchased Receivable on the applicable Maturity Date. Without prejudice to the survival of any other provision hereof, the terms of this Section 13.1 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.
Section 13.2.    Expenses. The Seller agrees to pay promptly on demand (a) all actual and reasonable costs and expenses (including due diligence expenses) incurred by the Purchaser in connection with the negotiation, preparation and execution of the Purchase Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby, including, without limitation, the reasonable fees, expenses and disbursements of counsel to the Purchaser in connection therewith; and (b) all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Purchaser in enforcing any obligations of the Seller under any Purchase Document or in collecting any payments due from Seller hereunder or under the other Purchase Documents or in connection with any refinancing or restructuring of the purchase arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. Without prejudice to the survival of any other provision hereof, the terms of this Section 13.2 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.
Section 13.3.    Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, the Purchaser is hereby authorized by the Seller at any time or from time to time, without prior notice to the Seller, to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by the Purchaser to or for the credit or the account of Seller against and on account of the obligations and liabilities of the Seller to the Purchaser hereunder and under the other Purchase Documents, including all claims of any nature or description arising out of or connected hereto or with any other Purchase Document, irrespective of whether or not (a) the Purchaser shall have made any demand hereunder or (b) any amounts payable hereunder shall have become due and payable pursuant hereto and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided, however, that the Purchaser shall use reasonable commercial efforts to provide the Seller with same-day notice of any such setoff.
Section 13.4.    Notices, Addresses. All notices, requests and demands given or made under the Purchase Documents shall be given or made in writing and unless otherwise stated shall be made by telecopier, email or letter using the address as specified below or such other address as the party may designate to the other party in accordance with the provisions of this Section 13.4:

If to the Purchaser:
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas
New York, New York 10020
Attn: Nirmalya Mitra
Email: NMitra@us.mufg.jp

With a copy to:
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas
New York, New York 10020
Attn: Amy Mellon
Email: amellon@us.mufg.jp

If to the Seller:
1350 Timberlake Manor Parkway, Suite 300,
Chesterfield, MO 63017
Attn: Jack Cunningham, VP Treasury & Corporate Development
Fax: 636-536-9753
Email: jack.cunningham@edgewell.com

With a copy to:

Edgewell Personal Care Company
6 Research Drive, Shelton, CT 06484
Attn: Deputy General Counsel
Fax: 203-680-9018
Email: jeffrey.gershowitz@edgewell.com

If to the Guarantor:
1350 Timberlake Manor Parkway, Suite 300
Attn: Jack Cunningham, VP Treasury & Corporate Development
Fax: 636-536-9753
Email: jack.cunningham@edgewell.com

With a copy to:

Edgewell Personal Care Company
6 Research Drive, Shelton, CT 06484
Attn: Deputy General Councel
Fax: 203-680-9018
Email: jeffrey.gershowitz@edgewell.com

All notices, requests and demands shall be deemed to have been duly given or made (a) when dispatched by telecopier or email when the confirmation showing the completed transmission has been received, or (b) if mailed via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above; provided, if any communication is received after a recipient’s normal business hours, such communication shall be deemed received upon the opening of the recipient’s next business day. The Seller, the Guarantor and the Purchaser shall promptly inform each other of any changes in their respective addresses, facsimile numbers or email addresses specified herein.
Section 13.5.    Certificates and Determinations. Any certification or determination by the Purchaser of a rate or amount under any Purchase Document shall be, absent manifest error, conclusive evidence of the matters to which it relates.

Section 13.6.    Assignments and Transfers.
(a)    The Purchaser may at any time assign, transfer or participate any of its rights under the Purchase Documents, including, without limitation, its rights in respect of the Purchased Receivables, to another bank or financial institution with the consent of the Seller in each instance, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no consent shall be required if the Seller shall have been terminated as servicer pursuant to Section 5.5. Neither the Seller nor the Guarantor may assign or otherwise transfer its rights, benefits or obligations under the Purchase Documents without the prior written consent of the Purchaser. Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of each party hereto and its successors and assigns.
(b)    Notwithstanding anything herein to the contrary, the Purchaser may assign or pledge a security interest in all or any portion of its rights in or under this Agreement or the Purchased Receivables to secure obligations of the Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank. No such assignment and/or pledge shall release the Purchaser from its obligations hereunder.
Section 13.7.    Waivers, Remedies Cumulative. No failure to exercise, nor any delay in exercising, on the part of the Purchaser, any right or remedy under the Purchase Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.
Section 13.8.    Accounting Treatment; Non-Reliance. Each of the Seller and the Guarantor agrees and acknowledges that (i) it is a sophisticated party in relation to this Agreement; (ii) it has made its own independent decision to enter into the Agreement, the other Purchase Documents to which it is a party and the transactions contemplated hereby and thereby and, in connection therewith, has obtained such independent accounting, legal, tax, financial and other advice as it deems necessary and appropriate (including, without limitation, as to the appropriate treatment of such transactions for accounting, legal, tax and other purposes) and (iii) it has not relied upon any representation or advice from Purchaser, Purchaser’s affiliates or any of their respective directors, officers, employees, contractors, counsel, advisors or other representatives in this regard.
Section 13.9.    Third Party Rights. Other than as specifically provided in this Agreement, no Person not a party to this Agreement shall be deemed a third party beneficiary hereof.
Section 13.10.    Counterparts. Each Purchase Document may be executed in any number of counterparts, and by the different parties thereto on separate counterparts; each such counterpart shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or electronic copy of an executed counterpart of this Agreement shall be effective as an original for all purposes.
Section 13.11.    Entire Agreement. The Purchase Documents constitute the entire agreement between the parties hereto in relation to the transactions contemplated hereby, and supersede all previous proposals, agreements and other written and oral communications in relation thereto.
Section 13.12.    Exclusion of Liability. To the extent permitted by applicable Law, neither the Seller nor the Guarantor shall assert, and the Seller and the Guarantor each hereby waive, any claim against the Purchaser and its affiliates, members of the board of directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Purchase Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any purchase or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Seller and the Guarantor each hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 13.13.    Invalidity. If at any time any provision of the Purchase Documents shall be adjudged by any court or other competent tribunal to be illegal, invalid or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired, and the parties hereto will use their best efforts to revise the invalid provision so as to render it enforceable in accordance with the intention expressed in this Agreement.
Section 13.14.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the principles of conflicts of law thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
Section 13.15.    Consent to Jurisdiction. Any litigation based hereon, or arising out of, under or in connection with this Agreement or any other Purchase Document, may be brought and maintained in the courts of the State of New York sitting in New York County, New York or in the United States district court for the Southern District of New York; provided, any suit seeking enforcement against any Receivables or other property may be brought, at the Purchaser’s option, in the courts of any jurisdiction where such Receivables or other property may be found. The Seller and the Guarantor each hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. The Seller and the Guarantor each further irrevocably consent to the service of process by registered mail, postage prepaid, to the address specified in Section 13.4 or by personal service within or without the State of New York. The Seller and the Guarantor each expressly and irrevocably waive, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum.
Section 13.16.    WAIVER OF JURY TRIAL. THE SELLER, THE GUARANTOR AND THE PURCHASER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER PURCHASE DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 13.17.    USA Patriot Act. The Purchaser hereby notifies the Seller and the Guarantor that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies the Seller and the Guarantor, which information includes the name and address of the Seller and the Guarantor and other information that will allow the Purchaser to identify the Seller and the Guarantor in accordance with the PATRIOT Act.

Section 13.18.    Confidentiality. Each party hereto agrees to hold the Purchase Documents, the transactions contemplated thereby and all non-public information received by it in connection therewith from any other party hereto or its agents or representatives in confidence and agrees not to provide any Person with copies of this Agreement or such non-public information other than to (a) its affiliates and any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of such party or its affiliates, (b) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section 13.18 or has agreed to be subject to the terms of this Section 13.18, (c) credit support providers if they agree to hold it confidential pursuant to customary commercial terms, (d) Governmental Authorities with appropriate jurisdiction (including filings required under securities Laws), (e) the service provider with whom the Purchaser subcontracts use of the PrimeRevenue System provided that such service provider agrees to hold such information confidential pursuant to customary commercial terms and (f) appropriate filings under the UCC. Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which: (i) was required by Law, including pursuant to a valid subpoena or other legal process, (ii) is disclosed or used in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Purchase Document or the enforcement of rights hereunder or thereunder, (iii) was in such Person’s possession or known to such Person prior to receipt or (iv) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).
Section 13.19.    Communication Through the PrimeRevenue System. Each party hereto consents to the communication and delivery of offers, acceptances and other communications and the creation of binding contracts through the PrimeRevenue System, although such communications are by electronic means rather than in writing on paper. Each party hereto waives any claim or defense that any such offers, acceptances or other communications and any contracts arising therefrom are not binding or enforceable as a result of their being communicated electronically rather than in writing on paper.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned, duly authorized officers on the date first above written:
SELLER:

EDGEWELL PERSONAL CARE, LLC

By: /s/ John D. Cunningham
Name: John D. Cunningham
Title: Asst Treasurer

GUARANTOR:

EDGEWELL PERSONAL CARE COMPANY

By: /s/ John D. Cunningham
Name: John D. Cunningham
Title: VP, Treasurer

PURCHASER:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By: /s/ Nirmalya Mitra
Name: Nirmalya Mitra
Title: Director